Exhibit 23.2
Independent Registered Public Accounting Firm’s Consent
We consent to the inclusion in this Registration Statement of Stericycle, Inc. on Form S-4 of our report dated March 17, 2007 with respect to our audits of the consolidated balance sheets of MedSolutions, Inc. as of December 31, 2006, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
New York, New York
July 12, 2007